FOR IMMEDIATE RELEASE
McCormick Completes Acquisition of Drogheria & Alimentari,
A Leader in Spices and Seasonings in Italy
SPARKS, Md., May 29, 2015 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today announced that it has completed the purchase of 100% of the shares of Drogheria & Alimentari (D&A), a privately held company based in Italy.  McCormick announced the agreement to acquire D&A on February 20, 2015.
•	D&A is a leader in spices and seasonings in Italy. Annual sales are approximately €50 million ($55 million U.S. dollars), with 80% in Italy and 20% exported to 60 other countries.
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McCormick expects to record an acquisition price of €72 million ($79 million U.S. dollars) subject to certain closing adjustments.  The expected purchase price consists of a cash payment of approximately €50 million and a potential earn-out payment in 2018 of up to €35 million based upon the performance of the business, with a preliminary acquisition-date fair value of €22 million.

•	The addition of the D&A business complements McCormick's strong brands across Europe and expands the company's global leadership in spices and seasonings with a sizeable footprint in Italy.
Founded in 1880, D&A has approximately 120 employees and a modern manufacturing facility located in Florence, Italy.   As a supplier of both brand and private label products, D&A has approximately one third of the spice and seasoning category in Italy and exports its products to 60 other countries.  McCormick anticipates strong growth for these premium products, particularly in the U.S. and key international markets where consumers are seeking unique and authentic ethnic flavors.  McCormick expects to work with the former owners of the business and in the near-term, grow annual sales of D&A products at a mid-single digit rate.
Subject to certain closing adjustments, McCormick expects to record a purchase price for D&A of €72 million (approximately $79 million U.S. dollars).  This expected purchase price consists of a €50 million cash payment that was funded with cash and debt, and a potential earn-out payment of up to €35 million that has a preliminary acquisition-date fair value of €22 million.  The potential earn-out payment is payable to D&A's former owners in 2018 upon the achievement of specified financial performance by D&A.  Once the preliminary acquisition-date fair value of the potential earn-out payment is finalized, changes in the fair value will be recognized in income on an on-going basis until settlement in 2018.  Due to the estimated impact of transaction and integration costs, McCormick expects no earnings per share impact in 2015.  In 2016, McCormick expects the acquisition to be fully accretive, excluding any net increase in fair value of the potential earn-out payment.
Forward-looking Information
Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934.

These statements may be identified by the use of words such as "may," "will," "expect," "should," "anticipate," "intend," "believe" and "plan."  These statements may relate to: the expected results of operations of businesses acquired by the company, the expected impact of raw material costs and pricing actions on the company's results of operations and gross margins, the expected productivity and working capital improvements, expectations regarding growth potential in various geographies and markets, expected trends in net sales and earnings performance and other financial measures, the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans, the holding period and market risks associated with financial instruments, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the ability to issue additional debt or equity securities and expectations regarding purchasing shares of McCormick's common stock under the existing authorizations.
These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results.  Results may be materially affected by factors such as: damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; business interruptions due to natural disasters or unexpected events; actions by, and the financial condition of, competitors and customers; the company's ability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; the successful acquisition and integration of new businesses; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; global economic and financial conditions generally, including the availability of financing, and interest and inflation rates; the investment return on retirement plan assets, and the costs associated with pension obligations; foreign currency fluctuations; the stability of credit and capital markets; risks associated with the company's information technology systems, the threat of data breaches and cyber attacks; volatility in the effective tax rate; impact of climate change on raw materials; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; and other risks described in the company's filings with the Securities and Exchange Commission.
Actual results could differ materially from those projected in the forward-looking statements.  The company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With $4.2 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses.  Every day, no matter where or what you eat, you can enjoy food flavored by McCormick.  McCormick Brings Passion to Flavor™.

For more information, visit www.mccormickcorporation.com.

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For information contact:
Investor Relations:
Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com
Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com